United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of

the Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PUBLIC STORAGE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

PUBLIC STORAGE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 5, 2005

The Annual Meeting of Shareholders of Public Storage, Inc., a California corporation (the “Company”), will be held at the Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California, on May 5, 2005, at 1:00 p.m. Los Angeles time, for the following purposes:

1.	To consider and vote upon a proposal to elect ten directors of the Company;

2.	To consider and vote upon the Company’s Performance-Based Compensation Plan;

3.	To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

4.	To consider and act upon such other matters as may properly come before the meeting or any adjournment of the meeting.

Only shareholders of record of the Company’s Common Stock and Depositary Shares (“Depositary Shares”) Each Representing 1/1,000 of a Share of Equity Stock, Series A (“Equity Stock”) at the close of business on March 23, 2005 will be entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. Each Depositary Share represents 1/1,000 of a share of Equity Stock, which has been deposited with EquiServe Trust Company, N. A., as Depositary (the “Depositary”).

Please mark your vote on the enclosed proxy/instruction card, then date, sign and promptly mail the proxy/instruction card in the stamped return envelope included with these materials.

Holders of record of Common Stock and Depositary Shares are cordially invited to attend the meeting in person. If a holder of record of Common Stock and/or Depositary Shares does attend and has already signed and returned the proxy/instruction card, the holder may nevertheless change his or her vote at the meeting, in which case the holder’s proxy/instruction card will be disregarded. Therefore, whether or not you presently plan to attend the meeting in person, you are urged to mark your vote on the proxy/instruction card, date, sign and return it.

By Order of the Board of Directors

David Goldberg, Secretary

Glendale, California

April 5, 2005

PUBLIC STORAGE, INC.

701 Western Avenue

Glendale, California 91201-2349

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 5, 2005

GENERAL

This proxy statement (first mailed to shareholders on or about April 11, 2005) is furnished in connection with the solicitation by the Board of Directors of Public Storage, Inc. (the “Company”) of proxies for use at the Company’s Annual Meeting of Shareholders to be held at the Hilton Glendale, 100 West Glenoaks Boulevard, Glendale, California at 1:00 p.m. Los Angeles time on May 5, 2005 or at any adjournment or postponement of the meeting. The purposes of the meeting are: (1) to consider and vote upon a proposal to elect ten directors of the Company; (2) to consider and vote upon the Company’s Performance-Based Compensation Plan; (3) to consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and (4) to consider such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

QUORUM AND VOTING

Record Date and Quorum

Only holders of record of the Company’s Common Stock and Depositary Shares (“Depositary Shares”) Each Representing 1/1,000 of a Share of Equity Stock, Series A (“Equity Stock”) at the close of business on the record date of March 23, 2005 will be entitled to vote at the meeting, or at any adjournment of the meeting. Each Depositary Share represents 1/1,000 of one share of Equity Stock. The Equity Stock has been deposited with EquiServe Trust Company, N. A., as Depositary (the “Depositary”). On the record date, the Company had 129,572,552 shares of Common Stock issued and outstanding and 8,776,102 Depositary Shares, representing 8,776.102 shares of Equity Stock, issued and outstanding.

The presence at the meeting in person or by proxy of the holders of a majority of the voting power represented by the outstanding shares of Common Stock and Equity Stock, counted together as a single class, is necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted for purposes of determining whether a quorum exists, but will not affect the outcome of any vote.

Voting of Proxy/Instruction Card

If a proxy/instruction card in the accompanying form is properly executed and is received before the voting, the persons designated as proxies will vote the shares of Common Stock represented thereby, if any, in the manner specified, and the Depositary will vote the Equity Stock underlying the Depositary Shares represented thereby, if any, in the manner specified. If no specification is made, the persons designated as proxies will vote the shares of Common Stock represented by the proxy/instruction card, if any, and the Depositary will vote the Equity Stock underlying the Depositary Shares represented by the proxy/instruction card, if any, FOR the election as directors of the nominees named below and FOR the approval of proposals (2) and (3). If any nominee becomes unavailable to serve before the meeting, the persons designated as proxies and the Depositary will vote for the person, if any, designated by the Board of Directors to replace that nominee. A proxy/instruction card is revocable by delivering a subsequently signed and dated proxy/instruction card or other written notice to the Company or the Depositary at any time before the voting. A proxy/instruction card may also be revoked if the person executing the proxy/instruction card is present at the meeting and chooses to vote in person. A proxy/instruction card will confer discretionary authority to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

If you participate in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), your proxy/instruction card will serve as a voting instruction for the trustee of the 401(k) Plan (the “Trustee”) with respect to the amount of shares of Common Stock and/or Depositary Shares credited to your account as of the record date. If you provide voting instructions via your proxy/instruction card with respect to shares in the 401(k) Plan, the Trustee will vote those shares of Common Stock in the manner specified. The Trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the Trustee is required by law to exercise its discretion in voting such shares.

Holders of Common Stock and holders of Equity Stock vote together as one class. With respect to the election of directors, (i) each holder of Common Stock on the Record Date is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in the holder’s name on the record date and (ii) each holder of Equity Stock is entitled to cast as many votes as there are directors to be elected multiplied by 100 times the number of shares of Equity Stock registered in its name (equivalent to 1/10 the number of Depositary Shares registered in the holder’s name). The holder may cumulate its votes for directors by casting all of its votes for one candidate or by distributing its votes among as many candidates as it chooses. However, no shareholder shall be entitled to cumulate votes unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate the shareholder’s votes. The ten candidates who receive the most votes will be elected directors of the Company. In voting upon proposals (2) and (3) and any other proposal that might properly come before the meeting, each outstanding share of Common Stock entitles the holder to one vote and each outstanding share of Equity Stock entitles the holder to 100 votes (equivalent to 1/10 of a vote per Depositary Share). The number of votes required to approve proposals (2) and (3) is set forth in the description of the proposal in this proxy statement.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Ten directors, constituting the entire Board of Directors, are to be elected at the annual meeting of shareholders, to hold office until the next annual meeting and until their successors are elected and qualified. When the accompanying proxy/instruction card is properly executed and returned before the voting, the persons designated as proxies and the Trustee will vote the shares of Common Stock represented thereby, if any, and the Depositary will vote the Equity Stock underlying the Depositary Shares represented thereby, if any, in the manner indicated on the proxy/instruction card. If any nominee below becomes unavailable to serve before the meeting, the shares of Common Stock and/or the shares of Equity Stock underlying Depositary Shares represented by a proxy/instruction card voted for that nominee, will be voted for the person, if any, designated by the Board of Directors to replace the nominee. However, the Board of Directors has no reason to believe that any nominee will be unavailable.

Required Vote

The election of directors requires a plurality of votes cast. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.

The Board recommends you vote FOR the election of all ten nominees for director.

Nominees for Director

The following persons are nominees for director:

Name	Age	Director Since
B. Wayne Hughes	71	1980
Ronald L. Havner, Jr.	47	2002
Harvey Lenkin	68	1991
Robert J. Abernethy	65	1980
Dann V. Angeloff	69	1980
William C. Baker	71	1991
John T. Evans	66	2003
Uri P. Harkham	56	1993
B. Wayne Hughes, Jr.	45	1998
Daniel C. Staton	52	1999

B. Wayne Hughes has been a director of the Company since its organization in 1980 and was President and Co-Chief Executive Officer from 1980 until November 1991 when he became Chairman of the Board and sole Chief Executive Officer. Mr. Hughes retired as Chief Executive Officer in November 2002 and remains Chairman of the Board. Mr. Hughes is currently engaged in the acquisition and operation of commercial properties in California and in the acquisition and operation of mini-warehouses in Canada. He was Chairman of the Board and Chief Executive Officer from 1990 until March 1998 of Public Storage Properties XI, Inc., which was renamed PS Business Parks, Inc. (“PSB”), an affiliated REIT. Mr. Hughes has been active in the real estate investment field for over 30 years. He is the father of B. Wayne Hughes, Jr., a member of the Company’s Board

Ronald L. Havner, Jr. has been the Vice-Chairman, Chief Executive Officer and a director of the Company since November 2002. Mr. Havner has been Chairman of PSB since March 1998, Chief Executive Officer of PSB from March 1998 until August 2003 and President of PSB from March 1998 to September 2002. He is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT) and a director of Business Machine Security, Inc., The Mobile Storage Group and Union BanCal Corporation and its primary subsidiary, Union Bank of California, N.A.

Harvey Lenkin became President and a director of the Company in November 1991. Mr. Lenkin has been employed by the Company or its predecessor for 27 years. He has been a director of PSB since March 1998 and was President of PSB from 1990 until March 1998. He is a director of Paladin Realty Income Properties I, Inc. and a director of Huntington Memorial Hospital, Pasadena, California and a former member of the Executive Committee of the Board of Governors of NAREIT.

Robert J. Abernethy, Chairman of the Audit Committee and a member of the Compensation Committee, has been President of American Standard Development Company and of Self-Storage Management Company, which develop and operate mini-warehouses, since 1976 and 1977, respectively. Mr. Abernethy was controller of a division of Hughes Aircraft from 1972 to 1974. He has been a director of the Company since its organization. He is a member of the board of trustees of Johns Hopkins University, a director of the Los Angeles Music Center, a member of the Board of Overseers of the Los Angeles Philharmonic, a trustee of Loyola Marymount University, a director of the Pacific Council on International Policy, a director of the Atlantic Council, a member of the Council on Foreign Relations and a former California Transportation Commissioner. Mr. Abernethy is a former member of the board of directors of the Los Angeles County Metropolitan Transportation Authority and of the Metropolitan Water District of Southern California, a former member of the California State Board of Education, a former member of the California State Arts Council, a former Planning Commissioner, a former Telecommunications Commissioner and the former Vice-Chairman of the Economic Development Commission of the City of Los Angeles. He received an M.B.A. from the Harvard University Graduate School of Business.

Dann V. Angeloff, Chairman of the Nominating/Corporate Governance Committee and a member of the Compensation Committee, has been President of the Angeloff Company, a corporate financial advisory firm, since 1976. Mr. Angeloff is currently the general partner of a limited partnership that in 1974 purchased a mini-warehouse operated by the Company. Mr. Angeloff has been a director of the Company since its organization. He is a director of Bjurman, Barry Fund, Inc., Nicholas/Applegate Fund, ReadyPac Foods, Retirement Capital Group and SoftBrands, Inc.

William C. Baker, a member of Nominating/Corporate Governance Committee, became a director of the Company in November 1991. Mr. Baker has been the Chairman and Chief Executive Officer of Callaway Golf Company since August 2004. From August 1998 through April 2000, he was President and Treasurer of Meditrust Operating Company, a real estate investment trust. From April 1996 to December 1998, Mr. Baker was Chief Executive Officer of Santa Anita Companies, which then operated the Santa Anita Racetrack. From April 1993 through May 1995, he was President of Red Robin International, Inc., an operator and franchisor of casual dining restaurants in the United States and Canada. From January 1992 through December 1995, Mr. Baker was Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc., a franchisee of Red Robin International, Inc. From 1991 to 1999, he was Chairman of the Board of Coast Newport Properties, a real estate brokerage company. From 1976 to 1988, Mr. Baker was a principal shareholder and Chairman and Chief Executive Officer of Del Taco, Inc., an operator and franchisor of fast food restaurants in California. He is a director of La Quinta, Inc., California Pizza Kitchen, and Callaway Golf Company.

John T. Evans, a member of the Audit Committee and of the Nominating/Corporate Governance Committee, became a director of the Company in August 2003. Mr. Evans has been a partner in the law firm of Osler, Hoskin & Harcourt LLP, Toronto, Canada from April 1993 to the present and in the law firm of Blake, Cassels & Graydon LLP, Toronto, Canada from April 1966 to April 1993. Mr. Evans specializes in business law matters, securities, restructurings, mergers and acquisitions and advising on corporate governance. Mr. Evans is a director of Cara Operations Inc., Kubota Metal Corporation, and Toronto East General Hospital. Until August 2003, Mr. Evans was a director of Canadian Mine-Warehouse Properties Ltd., a Canadian corporation owned by B. Wayne Hughes and members of his family.

Uri P. Harkham, a member of the Compensation Committee, became a director of the Company in March 1993. Mr. Harkham has been the President and Chief Executive Officer of the Jonathan Martin Fashion Group, which specializes in designing, manufacturing and marketing women’s clothing, since its organization in 1976. Since 1978, Mr. Harkham has been the Chairman of the Board of Harkham Properties, a real estate firm specializing in buying and managing fashion warehouses in Los Angeles.

B. Wayne Hughes, Jr. became a director of the Company in January 1998. He was employed by the Company from 1989 to 2002, serving as Vice President - Acquisitions of the Company from 1992 to 2002. Mr. Hughes, Jr. is currently President of Sweet Blessings, LLC and Vice President of American Commercial Equities, LLC, a company engaged in the acquisition and operation of commercial properties in California and in the acquisition and operation of mini-warehouses in Canada. He is the son of B. Wayne Hughes.

Daniel C. Staton, Chairman of the Compensation Committee and a member of the Audit Committee, became a director of the Company in March 1999 in connection with the merger of Storage Trust Realty, a real estate investment trust, with the Company. Mr. Staton was Chairman of the Board of Trustees of Storage Trust Realty from February 1998 until March 1999 and a Trustee of Storage Trust Realty from November 1994 until March 1999. He is President of Walnut Capital Partners, an investment and venture capital company and the Co-Chief Executive Officer of PMGI (formerly Media General, Inc.), a print and electronic media company. Mr. Staton was the Chief Operating Officer and Executive Vice President of Duke Realty Investments, Inc. from 1993 to 1997 and a director of Duke Realty Investments, Inc. from 1993 until August 1999. From 1981 to 1993, Mr. Staton was a principal owner of Duke Associates, the predecessor of Duke Realty Investments, Inc. Prior to joining Duke Associates in 1981, he was a partner and general manager of his own moving company, Gateway Van & Storage, Inc. in St. Louis, Missouri. From 1986 to 1988, Mr. Staton served as president of the Greater Cincinnati Chapter of the National Association of Industrial and Office Parks.

Directors and Committee Meetings

During 2004, the Board of Directors held eight meetings (and acted twice by unanimous written consent), the Audit Committee held five meetings, the Nominating/Corporate Governance Committee held two meetings, and the Compensation Committee held four meetings (and acted twice by unanimous written consent). During 2004, each of the directors attended at least 75% of the meetings held by the Board of Directors or, if a member of a committee of the Board of Directors, held by both the Board of Directors and all committees of the Board of Directors on which he served. Directors are encouraged to attend annual meetings of shareholders. All but two of the directors attended the last annual meeting of shareholders.

Robert J. Abernethy (chairman), John T. Evans and Daniel C. Staton comprise the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its responsibilities for oversight of (1) the integrity of the Company’s financial statements, (2) compliance with legal and regulatory requirements, (3) the qualifications, independence and performance of the independent registered public accounting firm, and (4) the scope and results of internal audits, the Company’s internal controls over financial reporting and the performance of the Company’s internal audit function. Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A. This charter was modified by the Board of Directors in March 2005 to take into account recent regulatory changes. The Board of Directors has determined that the Chairman of the Audit Committee, Robert J. Abernethy, qualifies as an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

The Compensation Committee consists of Daniel C. Staton (chairman), Robert J. Abernethy, Dann V. Angeloff and Uri P. Harkham. The primary functions of the Compensation Committee are (1) to determine, either as a committee or together with other independent directors, the compensation of the Company’s chief executive officer, (2) to determine the compensation of other executive officers and (3) to administer the Company’s stock option and incentive plans. The Compensation Committee operates under a written charter which may be found on the Company’s website, www.publicstorage.com.

The Nominating/Corporate Governance Committee consists of Dann V. Angeloff (chairman), William C. Baker and John T. Evans. The primary functions of the Nominating/Corporate Governance Committee are (1) to evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting or to fill any vacancy on the Board and (2) to review and reassess the adequacy of the Board’s Guidelines on Corporate Governance and recommend any changes to those guidelines. The Nominating/Corporate Governance Committee operates under a written charter which may be found on the Company’s website, www.publicstorage.com.

The Board of Directors determined that (1) each member of the Board of Directors, other than B. Wayne Hughes, Ronald L. Havner, Jr., Harvey Lenkin, and B. Wayne Hughes, Jr., and (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee has no material relationship with the Company and qualifies as independent under the rules adopted by the New York Stock Exchange. In arriving at this conclusion, the Board determined that none of the independent directors has a material relationship with the Company that would compromise his independence. As part of its review, the Board considered Dann V. Angeloff’s relationships with the Company. Mr. Angeloff is the President of the Angeloff Company, a corporate financial advisory firm that has rendered financial advisory and securities brokerage services for the Company. The Angeloff Company is no longer rendering services for the Company, and the Company has no intention to engage The Angeloff Company in the future. Mr. Angeloff continues as the general partner of a limited partnership that owns a mini-warehouse operated by the Company and which, until November 2003, secured a note owned by the Company. Based on the size of Mr. Angeloff’s interest in the partnership (20%), the amount of property management fees paid by the limited partnership to the Company (less than $50,000 per year) and the circumstances of the Company’s acquisition of the note (purchase from a third party), the Board determined that Mr. Angeloff’s relationships with the Company are not material.

The Company’s non-management directors meet without the presence of management. These meetings are held on a regular basis and at the request of any non-management director. The position of presiding director of these sessions rotates among the chairs of the standing committees of the Board.

The Board of Directors has adopted a code of Business Conduct Standards applicable to directors, officers, and employees. The Board has also adopted a Code of Ethics for its senior financial officers, including the Company’s principal executive officer, principal financial officer and principal accounting officer, that has additional requirements for those individuals. The code covers those persons serving as the Company’s principal executive officer, principal financial officer and principal accounting officer, currently Ronald L. Havner, Jr. and John Reyes.

The charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee and the Company’s Code of Ethics, Business Conduct Standards and corporate governance guidelines are available on the Company’s website, www.publicstorage.com or upon written request to the Company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201.

Consideration of Candidates for Director

Shareholder recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board of Directors as described below under “Identifying and Evaluating Nominees for Directors.” Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Securities and Exchange Act of 1934, and should be addressed to:

Secretary

Public Storage Inc.

701 Western Avenue

Glendale, California 91201

Recommendations should be submitted in the time frame described under “Deadlines for Receipt of Shareholder Proposals for Consideration at 2006 Annual Meeting” on page 26.

Director Qualifications. Members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder recommendations of candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

All of the nominees for election to the Board this year were elected to the Board at last year’s annual meeting of shareholders.

Communications with the Board of Directors.

The Company provides a process by which shareholders may communicate with the Board of Directors. Any shareholder communications to the Board should be addressed to:

Secretary

Public Storage Inc.

701 Western Avenue

Glendale, California 91201

Communications that are intended for a specified individual director or group of directors should be addressed to the director(s) c/o Corporate Secretary at the above address and will be forwarded to the director(s).

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Common Stock (“Common Shares”) or the Depositary Shares:

	Common Shares Beneficially Owned			Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A Beneficially Owned
Name and Address	Number of Shares		Percent of Class	Number of Shares	Percent of Class
B. Wayne Hughes (1)	20,453,473		15.8%	55,430.6%
B. Wayne Hughes, Jr. (1)	4,400,695		3.4%	35,878.4%
Tamara Hughes Gustavson (1)	21,233,052		16.4%	1,197,903	13.6%
B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348		—	43	—

Total	46,098,568		35.6%	1,289,254	14.7%
701 Western Avenue Glendale, California 91201

Cohen & Steers Capital Management, Inc. 757 Third Avenue New York, New York 10017 (2)		(3)	(3)	826,200	9.4%

(1)	This information is as of March 23, 2005. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on November 1, 2002, reporting their collective ownership of Common Shares and Depositary Shares and may constitute a “group” within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934, although each of these persons disclaims beneficial ownership of the shares owned by the others.

(2)	This information is as of December 31, 2004 (except that the percent shown is based on the Depositary Shares outstanding at March 23, 2005) and is based on a Schedule 13G filed on February 14, 2005 by Cohen & Steers Capital Management, Inc. (“CSCM”), an investment adviser registered under the Investment Advisers Act of 1940. CSCM reports in this Schedule 13G that it has sole voting power of 802,400 Depositary Shares and sole dispositive power of 826,200 Depositary Shares.
(3)	Less than 5%.

Security Ownership of Management

The following table sets forth information as of February 28, 2005 concerning the beneficial ownership of the Common Shares and the Depositary Shares of each director of the Company, the Company’s Chief Executive Officer, the other four most highly compensated persons who were executive officers of the Company on December 31, 2004 and all directors and executive officers as a group:

	Common Shares: Beneficially Owned (excluding options)(1) Shares Subject to Options(2)			Depositary Shares Each Representing 1/1,000 of a Share of Equity Stock, Series A Beneficially Owned
Name	Number of Shares		Percent	Number of Shares		Percent
B. Wayne Hughes	20,453,473		15.8%	55,430.6%

Ronald L. Havner, Jr.	20,300		*	—		*
	81,666	(2)	.1%

	101,966.1%

Harvey Lenkin	133,847	(3)	.1%	3,806	(3)	*

John E. Graul	10,000	(2)	*	—		*

Robert J. Abernethy	69,068		*	2,108		*
	19,999	(2)	*

	89,067		*

Dann V. Angeloff	58,500	(4)	*	16,000		*
	7,499	(2)	*

	65,999		*

William C. Baker	22,500		*	455		*
	19,999	(2)	*

	42,499		*

John T. Evans	600		—	—		—
	5,000	(2)	*

	5,600		—

Uri P. Harkham	50,829		*	3,402		*
	13,333	(2)	*

	64,162		*

B. Wayne Hughes, Jr.	4,412,043	(5)	3.4%	35,921	(5)	.4%

Daniel C. Staton	14,038		*	47		*
	1,666	(2)	*

	15,704		*
John Reyes	34,085		*	1,802		*
	102,000	(2)	.1%

	136,085.1%

John S. Baumann	12,000	(2)	*	—		—

	25,269,283	(1)(3)(4)(5)(6)	19.5%
All Directors and Executive Officers as a Group	273,162	(2)	.2%

(13 persons)	25,542,445		19.7%	118,971	(1)(3)(5)(6)	1.36%

*	Less than 0.1%

(1)	Represents Common Shares or Depositary Shares, as applicable, beneficially owned as of February 28, 2005. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan. Does not include restricted stock units described in note (1) to the summary compensation table under “Compensation – Compensation of Executive Officers” unless such units would vest within 60 days of February 28, 2005.
(2)	Represents options exercisable within 60 days of February 28, 2005 to purchase Common Shares.
(3)	Common Shares include 3,250 Common Shares held of record or beneficially by Mr. Lenkin’s spouse or a son as to which each has investment power. Depositary Shares include 555 Depositary Shares held of record or beneficially by Mr. Lenkin’s spouse or a son as to which each has investment power.
(4)	Includes 2,000 Common Shares held by Mr. Angeloff’s spouse as to which she has investment power.
(5)	Common Shares include 44,159 Common Shares, held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power and 11,348 Common Shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power. Depositary shares include 1,371 Depositary Shares held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power and 43 Depositary Shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power.
(6)	Includes shares held of record or beneficially by members of the immediate family of executive officers of the Company and shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of any registered class of the Company’s equity securities to file with the Securities and Exchange Commission (“SEC”) initial reports (on Form 3) of ownership of the Company’s equity securities and to file subsequent reports (on Form 4 or Form 5) when there are changes in such ownership. The due dates of such reports are established by statute and the rules of the SEC. Based on a review of the reports submitted to the Company, the Company believes that, with respect to reports filed during the fiscal year ended December 31, 2004, Ronald L. Havner, Jr., Chief Executive Officer and a director of the Company, failed timely to report on Form 4 one sale of 321 Depositary Shares.

COMPENSATION

Compensation of Executive Officers

The following table sets forth certain information concerning the annual and long-term compensation paid to the Company’s Chairman of the Board, the Company’s Chief Executive Officer, and the four other most highly compensated persons who were executive officers of the Company on December 31, 2004 (the “Named Executive Officers”) for 2004, 2003 and 2002.

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)		Restricted Stock Unit Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation (3)
Ronald L. Havner, Jr. (5) Vice-Chairman of the Board and Chief Executive Officer	2004 2003 2002	$392,700 313,800 57,500		$650,000 500,000 100,000		— — 25,200		— — —	166,000 — 250,000	6,150 6,000 4,725

Harvey Lenkin (6) President	2004 2003 2002	550,000 407,500 265,000	(4) (4)	(4 (4 159,500	) )	— — —		— — —	— — —	6,150 6,000 6,000

John Reyes Senior Vice President and Chief Financial Officer	2004 2003 2002	260,000 238,800 200,000		275,000 250,500 175,500		— — —		$476,500 — —	100,000 — —	15,150 6,000 6,000

John S. Baumann Senior Vice President and Chief Legal Officer	2004 2003	210,000 105,800	(7)	160,000 70,000		— —		238,250 —	20,000 60,000	7,650 —

John E. Graul Senior Vice President	2004	204,600	(8)	200,000		140,600	(9)	—	50,000	0

(1)	In accordance with SEC rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for such year.

(2)	Represents the value of grants of restricted stock units made under the 2001 Stock Option and Incentive Plan (with the value of one restricted stock unit deemed equivalent to the value of one share of Common Stock and based on the closing price of the Common Stock on the New York Stock Exchange on the date of grant). The restricted stock units set forth in this table vest 20% on each of the first, second, third, fourth and fifth anniversary of the date of grant. On each vesting date, the holder will receive shares of Common Stock representing the applicable percentage of the total number of restricted stock units granted. Holders of restricted stock units receive payments equal to the dividends that would have been paid on an equivalent number of shares of Common Stock. The grants of restricted stock units do not entitle the holders to any voting rights. As of December 31, 2004, the total holdings of restricted stock units of the Named Executive Officers and the market value of such holdings (with the value of one unit deemed equivalent to the value of one share of Common Stock on the New York Stock Exchange based on the closing price on December 31, 2004 of $55.75) were as follows: Mr. Reyes – 10,000 restricted stock units ($557,500) and Mr. Baumann - 5,000 restricted stock units ($278,750).
(3)	All Other Compensation consists solely of employer contributions to the 401(k) Plan (3% of the annual cash compensation up to a maximum of $6,150 per year in 2004 and $6,000 in 2003 and 2002) and dividend equivalent payments based on ownership of restricted stock units in the case of Mr. Reyes of $9,000 and Mr. Baumann of $4,500 and employer contributions to the 401(k) Plan in the case of the other Named Executive Officers.
(4)	See “Employment Agreements and Termination Payments” below.
(5)	Mr. Havner succeeded Mr. Hughes as Chief Executive Officer in November 2002. Mr. Hughes continues as Chairman of the Board. Compensation to Mr. Havner in this table does not include compensation paid to Mr. Havner by PS Business Parks, Inc., an affiliate of the Company.
(6)	Does not include directors’ fees from PSB received by Mr. Lenkin until July 2003.
(7)	For the period June 30, 2003, the date Mr. Baumann joined the Company, through December 31, 2003.
(8)	For the period February 23, 2004, the date Mr. Graul joined the Company, through December 31, 2004.
(9)	Represents reimbursement of relocation expenses.

The following table sets forth certain information relating to options to purchase shares of Common Stock granted to the Named Executive Officers during 2004.

Option Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	5%	10%
Ronald L. Havner, Jr.	166,000	46.96%	$56.12	12/8/14	$5,859,000	$14,847,000
Harvey Lenkin	—	—	—	—	—	—
John S. Baumann	20,000	5.66%	$47.65	8/5/14	$599,000	$1,519,000
John E. Graul	50,000	14.14%	$47.98	2/23/14	$1,509,000	$3,823,000
John Reyes	100,000	28.29%	$47.65	8/5/14	$2,997,000	$7,594,000

All options granted in 2004 become exercisable in five equal installments beginning on the first anniversary of the date of grant and have a term of ten years, except the options granted to Mr. Havner become exercisable in three equal installments beginning on the first anniversary of the date of grant.

The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers at December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Havner, Jr.	100,000	$1,927,814	81,666	249,334	$2,173,108	2,137,517

Harvey Lenkin	200,000	5,126,521	—	—	—	—

John Reyes	190,000	5,116,417	102,000	100,000	3,117,125	810,000

John S. Baumann	—	—	12,000	68,000	262,560	1,212,240

John E. Graul	—	—	—	50,000	—	388,500

(1)	Based on closing price of $55.75 per share of Common Stock on December 31, 2004, as reported by the New York Stock Exchange. On April 1, 2005, the closing price per share of Common Stock as reported by the New York Stock Exchange was $56.28.

Compensation of Directors

Each of the Company’s directors, other than B. Wayne Hughes, Ronald L. Havner, Jr., and Harvey Lenkin, receives director’s fees of $30,000 per year. In addition, each member of the Audit, Compensation and Nominating/Corporate Governance Committees receives $5,000 per year with the chairman receiving an additional $2,500 per year. The policy of the Company is to reimburse directors for reasonable expenses. Under the 2001 Stock Option and Incentive Plan, each director who is not an officer or employee of the Company (“Outside Director”) is, upon the date of his or her initial election to serve as an Outside Director, automatically granted non-qualified options to purchase 15,000 shares of Common Stock. In addition, after each annual meeting of shareholders, each Outside Director then duly elected and serving is automatically granted, as of the date of such annual meeting, non-qualified options to purchase 2,500 shares of Common Stock, so long as such person has attended, in person or by telephone, at least 75% of the meetings held by the Board of Directors (and of any committee on which he served) during the immediately preceding calendar year. B. Wayne Hughes, the Chairman of the Board, has a consulting agreement with the Company. See “Employment Agreement and Termination Payments.”

William C. Baker is compensated for services as chairman of a special committee in connection with the inquiry by the independent directors described below under “Certain Relationships and Related Transactions and Legal Proceedings-Legal Proceedings.” No payments were made in 2004.

John T. Evans is compensated for services in connection with evaluating the proposal described under “Certain Relationships and Related Transactions and Legal proceedings - Relationships and Transactions with the Hughes Family.” No payments were made in 2004.

Employment Agreements and Termination Payments

B. Wayne Hughes, the Chairman of the Board and former Chief Executive Officer of the Company, entered into an employment agreement with the Company in November 1995 in connection with the merger of Public Storage Management, Inc. into the Company. This agreement was for a term of five years (which ended in November 2000) and provided for annual compensation of $60,000 and other employee benefits. Mr. Hughes had continued to be compensated in accordance with this agreement. In March 2004, Mr. Hughes entered into a consulting agreement with the Company that provides, among other terms, (1) Mr. Hughes will be available for up to 50 partial days a year for consulting services, (2) Mr. Hughes will continue to receive compensation of $60,000 per year and the use of a car, (3) the Company will continue to provide Mr. Hughes with an executive assistant and office at the Company’s headquarters and (4) a term that expires on December 31, 2013. The agreement was approved by the Compensation Committee and by the Company’s disinterested directors.

In August 2003, Harvey Lenkin entered into an employment agreement with the Company that provides, among other terms, (1) Mr. Lenkin will continue to serve as President and Chief Operating Officer of the Company until he retires on June 30, 2005, (2) effective July 1, 2003, Mr. Lenkin is compensated at a rate of $550,000 per year, (3) in the event of Mr. Lenkin’s total disability or death, he or his estate will continue to receive payments at the rate set forth above and (4) the Company may only terminate the agreement for “cause” (as defined in the agreement). The agreement was approved by the Compensation Committee and by the Board of Directors (with Mr. Lenkin not participating).

In March 2004, Marvin M. Lotz, a director of the Company who had been employed as an executive officer by the Company since 1983, terminated his employment with the Company. In connection with his termination, the Company paid Mr. Lotz $600,000. This payment was approved by the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Daniel C. Staton (chairman), Robert J. Abernethy, Dann V. Angeloff and Uri P. Harkham. None of these directors is or has ever been an employee of the Company. No executive officer of the Company serves on the compensation committee or board of directors of any other entity which has an executive officer who also serves on the Compensation Committee or Board of Directors of the Company.

Messrs. Hughes, Havner, Lenkin and Hughes, Jr., who are or were officers of the Company, are members of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND LEGAL PROCEEDINGS

Development Joint Venture with Affiliate

In November 1999, the Company, through two wholly-owned entities, PS Pennsylvania Trust and PS Texas Holdings, Ltd. (collectively, “PSA”), formed a joint venture (the “Development JV”) that developed and owns approximately $109 million of mini-warehouses and $100 million of shares of the Company’s Equity Stock, Series AAA. At December 31, 2004, the Development JV also owned 628,400 shares of the Company’s Common Stock. The partners of the Development JV are PSA and a limited liability company (the “Investor LLC”). The members of the Investor LLC are a state pension plan (the “Investor”) and B. Wayne Hughes. The Development JV was capitalized with approximately $202 million; PSA contributed approximately $104 million and has a 51% ownership interest and the Investor LLC contributed approximately $98 million and has a 49% ownership interest. The term of the Development JV is 15 years. The Investor LLC has the right at the end of the sixth year to cause an early termination of the Development JV. Operating cash flow (as defined in the JV Agreement) from the Development JV is distributed as follows: (1) during the first through sixth years of the Development JV, (a) 100% to the Investor LLC until the Investor LLC has received cumulative distributions equal to a 10% compounded return on its investment and (b) then, 100% to be reinvested by the Development JV; and (2) during the seventh through the fifteenth years of the Development JV, (a) 100% to the Investor LLC until the Investor LLC has received cumulative distributions equal to a 10% compounded return on its investment as determined through the first six years, (b) then,

100% to PSA until PSA has received cumulative distributions equal to a 10% compounded return on its investment as determined through the first six years and (c) then, 49% to the Investor LLC and 51% to PSA. During 2004, distributions from the Development JV to the Investor LLC totaled $9.8 million. Of the total capitalization of the Investor LLC of approximately $98 million, Mr. Hughes contributed approximately $64.1 million and the balance was contributed by the Investor. Operating cash flow (as defined) from the Investor LLC is distributed as follows: (1) 100% to Mr. Hughes until he has received cumulative distributions equal to a 7.9972% compounded annual return on his unreturned investment and (2) then, 99% to the Investor and 1% to Mr. Hughes (his 1% interest is estimated to be less than $50,000 per year). If the Investor LLC does not elect to cause an early termination, Mr. Hughes’ 1% interest can increase to up to 10%. During 2004, distributions from the Investor LLC to the Investor and to Mr. Hughes were $4.6 million and $5.1 million respectively. Mr. Hughes invested in the Investor LLC at the request of the Investor, and the transaction was approved by the Company’s disinterested directors based on advice from a financial advisor. Mr. Hughes also has an indirect interest in the Development JV through his family’s ownership of approximately 36% of the Common Stock of the Company.

Loan to PSB

In December 2003, the Company loaned a total of $100 million to PSB for property acquisitions. The loan bore interest at 1.45% per year and was approved by the Company’s disinterested directors. The loan was repaid during the first quarter of 2004. The Company owns approximately 25% of PSB’s common stock (approximately 44% upon conversion of units owned by the Company in PSB’s operating partnership). Mr. Havner is PSB’s chairman of the board (and was chief executive officer until August 2003), and Mr. Lenkin is a director of PSB.

Management Agreement with PSB

PSB operates certain commercial facilities for PSI and its affiliated partnerships under a management agreement for a fee of 5% of the facilities’ gross revenues. During 2004, PSI and its affiliated partnerships paid PSB $562,000 in management fees.

Cost Sharing Arrangements with PSB

Under a cost sharing and administration services agreement, PSB shares the cost of certain administrative services with the Company. During 2004, PSB’s share of these costs totaled $340,050.

PSB has a 4.0% interest in STOR-Re Mutual Insurance Corporation (“STOR-Re”), which was formed in 1994 as an association captive insurance company and is controlled by the Company. STOR-Re and third party insurance carriers have provided PSB and the Company and its affiliates with liability and casualty insurance coverage. For the period January 1—March 31, 2004, STOR-Re billed PSB approximately $522,000 in premiums and billed PSB an additional approximately $389,000 to reimburse STOR-Re for PSB’s share of premiums paid by STOR-Re to third party insurance carriers. PSB obtained its own liability and casualty insurance covering occurrences after April 1, 2004. For occurrences before April 1, 2004, STOR-Re will continue to provide PSB with liability and casualty insurance coverage consistent with prior practice.

Relationships and Transactions with the Hughes Family

B. Wayne Hughes and his family have ownership interests in, and operate, approximately 40 mini-warehouses in Canada under the name “Public Storage” (“PS Canada”) pursuant to a non-exclusive royalty free license agreement with the Company entered into when the Company acquired the Public Storage name from the Hughes family. The Company does not own any interests in these properties nor does it own any properties in Canada. The Company has a right of first refusal to acquire the stock or assets of the corporation engaged in the operation of the mini-warehouses in Canada if the Hughes family or the corporation agrees to sell them. However, the Company has no current ownership interest in the operations of this corporation, has no right to acquire this stock or assets unless the Hughes family decides to sell, and receives no benefit from the profits and increases in value of the Canadian properties.

PS Canada has a 2.2% interest in STOR-Re. STOR-Re and third party insurance carriers have provided PS Canada and the Company and its affiliates with liability and casualty insurance coverage. For the period January 1—March 31, 2004, STOR-Re billed PS Canada approximately U.S. $45,000 in premiums and billed PS Canada an additional approximately U.S. $34,000 to reimburse STOR-Re for PS Canada’s share of premiums paid by STOR-Re to third party insurance carriers. PS Canada obtained its own liability and casualty insurance covering occurrences after April 1, 2004. For occurrences before April 1, 2004, STOR-Re will continue to provide PS Canada with liability and casualty insurance coverage consistent with prior practice. PS Canada claims that the Company owes PS Canada CND $653,400 representing the amount charged it for the development of certain systems it no longer uses.

PSI Insurance Company, Ltd. (“PSIC”), which was acquired by the Company from Mr. Hughes and his family in December 2001, continues to reinsure risks relating to loss of goods stored by tenants in mini-warehouses owned and/or operated by the Company and by PS Canada. During 2004, PSIC received $1,069,000 in reinsurance premiums attributable to tenants in mini-warehouses in Canada. PSIC has no contractual right to provide tenant reinsurance to the Canadian Facilities and there is no assurance that these premiums will continue.

PS Canada has advised the Company that it intends to reorganize and has proposed that the Company consent to this reorganization, which would impact the license agreement and the right of first refusal agreement with the Company. The reorganization is designed to enhance PS Canada’s financial flexibility and growth potential. In November 2004, the Board appointed a special committee, comprised of independent directors, to consider the Company’s alternatives in this matter, including a possible investment in the reorganized PS Canada.

Legal Proceedings

In November 2002, a shareholder of the Company made a demand on the Board of Directors that challenged the fairness of the Company’s acquisition of PSIC and demanded that the Board recover the profits earned by PSIC from November 1995 through December 2001, and that the entire purchase price paid by the Company for PSIC in excess of PSIC’s net assets be returned to the Company.

The contract to acquire PSIC was approved by the independent directors of the Company in March 2001 and the transaction closed in December 2001. PSIC was formerly owned by B. Wayne Hughes, currently the Chairman of the Board (and in 2001, also the Chief Executive Officer) of the Company, B. Wayne Hughes, Jr., currently a director (and in 2001, also an officer) of the Company and Tamara H. Gustavson (Mr. Hughes’ daughter), who in 2001 was an officer of the Company. In exchange for the Hughes family’s shares in PSIC, the Company issued to them an aggregate of 1,439,765 shares of Common Stock (or a net of 1,138,733 shares, after taking into account 301,032 shares held by PSIC).

In December 2002, the Board held a special meeting to authorize an inquiry by its independent directors to review the fairness to the Company’s shareholders of its acquisition of PSIC and the ability of the Company to have started its own tenant reinsurance business in 1995. The Company believes that, prior to the effectiveness in 2001 of the federal REIT Modernization Act and corresponding California legislation that authorized the creation and ownership of “taxable REIT subsidiaries,” the ownership by the Company of a reinsurance business relating to its tenants could have jeopardized the Company’s status as a REIT and that other REITs faced similar concerns about tenant insurance programs.

In June 2003, the Hughes family filed a complaint for declaratory relief relating to the Company’s acquisition of PSIC, naming the Company as defendant, entitled Gustavson et al. v. Public Storage, Inc. (Superior Court-Los Angeles County). The Hughes family is seeking that the court make (i) a binding declaration that the Company either is not entitled to recover profits earned by PSIC from November 1995 through December 2001, or alternatively, the amounts that the Hughes family should be ordered to surrender to the Company if the court determines that the Company is entitled to recover these profits; and (ii) a binding declaration either that the Company cannot establish that the acquisition agreement was not just and reasonable as to the Company at the time it was approved, or alternatively, the amount that the Hughes family should pay the Company, if the court determines that the agreement was not just and reasonable to the Company at that time. The Hughes family is not seeking any payments from the Company. In the event of a determination that the Hughes family is obligated to pay certain amounts to the Company, the complaint states that they have agreed to be bound by that determination.

In July 2003, the Company filed an answer to the Hughes family’s complaint requesting a final judicial determination of the Company’s rights of recovery against the Hughes family in respect of PSIC. In September 2003, by order of the Superior Court, Malcolm Lucas, former Chief Justice of the California Supreme Court, was appointed to try the case. Mr. Lucas has set the matter for trial in June 2005. The Company believes that the lawsuit filed by the Hughes family will ultimately resolve matters relating to PSIC, and will not have any financially adverse effect on the Company (other than the costs and other expenses relating to the lawsuit).

At the end of December 2004, the shareholder referenced above and a second shareholder filed a shareholder’s derivative complaint naming as defendants the Company’s directors (and two former directors) and certain officers of the Company entitled Potter, et al. v. Hughes, et al. (United States District Court - Central District of California). The matters alleged in the complaint relate to PSIC, the Hughes family’s Canadian mini-warehouse operations and the Company’s 1995 reorganization. The Company is in the process of evaluating this complaint and believes that the litigation will not have any financially adverse effect on the Company (other than the costs and other expenses relating to the lawsuit).

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) is composed entirely of independent directors and has furnished the following report on executive compensation for fiscal 2004.

Executive Compensation Philosophy. The Company pays its executive officers compensation the Committee deems appropriate in view of the nature of the Company’s business, the performance of individual executive officers, and the Company’s objective of providing incentives to its executive officers to achieve a level of individual and Company performance that will maximize the value of shareholders’ investment in the Company. To those ends, the Company’s compensation program consists of payment of a base salary and, potentially, bonus compensation, and making incentive awards of options to purchase shares of Common Stock and restricted stock units. Grants of options and restricted stock units are made under the 2001 Stock Option and Incentive Plan (the “2001 Plan”).

Cash Compensation. Base salary levels are based generally on market compensation rates and each individual’s role in the Company. The Committee determines market compensation rates by reviewing public disclosures of compensation paid to executive officers by other REITs of comparable size and market capitalization. Some of the REITs whose executive compensation the Committee considered in establishing the compensation it pays to executive officers are included in the NAREIT Equity Index referred to below under the caption “Stock Price Performance Graph.” Generally, the Committee seeks to compensate Company executives at levels consistent with the middle of the range of amounts paid by REITs deemed comparable by the Committee. Individual salaries may vary based on the experience and contribution to overall corporate performance by a particular executive officer.

The Committee bases its payment of base compensation and annual bonuses on corporate, business unit and individual performance. In establishing base compensation and individual bonuses, the Committee takes into account the Company’s overall profitability, the Company’s internal revenue growth, the Company’s revenue growth due to acquisitions, and the executive officer’s contribution to the Company’s growth and profitability, as well as compensation paid to executive officers, including the chief executive officer, at REITs deemed comparable by the Committee. Effective November 2004, the Committee increased Mr. Havner’s base compensation to $650,000. In early 2005, the Committee awarded Mr. Havner a bonus for 2004 performance of $650,000. The Committee’s decision to increase Mr. Havner’s base compensation and his 2004 bonus award were based on (1) a review of total compensation paid to the chief executive officers of other REITs deemed comparable by the Committee, (2) the increase in the Company’s FFO per share since November 2002, (3) the increases in the rental income, move-in activity and occupancy level of the Company’s same store properties since November 2002, (4) the increases in profitability of the Company’s ancillary activities and the Pickup and Delivery operations since November 2002, (5) the improvement in the Company’s ratio of earnings to fixed charges since November 2002, (6) the increase in the price of the Company’s Common Stock since November 2002 and (7) the significant acquisition activity of the Company during 2004.

As described below, in March 2005, the Committee adopted a new Performance-Based Compensation Plan for bonuses awarded for performance in 2005 and beyond. The new plan is subject to shareholder approval (see Proposal No. 2 on page 22) and is designed to permit the Committee to make awards that will qualify for deduction under IRS rules as performance-based compensation. The Committee has determined that, provided the Company’s shareholders approve the Performance-Based Plan, current participants would be eligible to receive a fixed dollar maximum bonus for calendar year 2005 based on achievement of three goals related to (1) FFO (funds from operations), (2) revenues, and (3) the Company’s FAD (funds available for distribution).

Equity-Based Compensation. The Committee believes that Company executive officers should have an incentive to improve the Company’s performance by having an ongoing stake in the success of the Company’s business. The Committee seeks to create this incentive by granting to appropriate executive officers stock options that have an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant, so that the executive officer may not profit from the option unless the price of the Common Stock increases. Options granted by the Committee also are designed to help the Company retain executive officers in that options are not exercisable at the time of grant, and achieve their maximum value only if the executive remains in the Company’s employ for a period of years.

During 2004, the Committee awarded Mr. Havner 166,000 stock options under the 2001 Plan based on the factors described above. Options were granted to other Named Executive Officers during 2004 as reflected above in the table captioned “Option Grants” in the last fiscal year.

The 2001 Plan also authorizes the Company to compensate its executive officers and other employees with grants of restricted stock. Restricted stock would increase in value as the value of the Common Stock increased, and would vest over time provided that the executive officer remained in the employ of the Company. Accordingly, awards of restricted stock would serve the Committee’s objectives of retaining Company executive officers and other employees and motivating them to advance the interests of the Company and its shareholders. No restricted stock units were granted to Mr. Havner during 2004. Restricted stock units were granted to other Named Executive Officers as reflected above in the table captioned “Summary Compensation Table”.

Code Section 162(m). Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and four other highest paid employees of a publicly held corporation. Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. The Company’s shareholders are being asked to approve the Company’s Performance-Based Plan, which is designed to permit the Compensation Committee to make awards that will qualify for deduction as performance-based compensation. See “Proposal No. 2, Approval of the Performance-Based Compensation Plan for Covered Employees.”

COMPENSATION COMMITTEE
Daniel C. Staton (Chairman)
Robert J. Abernethy
Dann V. Angeloff
Uri P. Harkham

STOCK PRICE PERFORMANCE GRAPH

The graph set forth below compares the yearly change in the Company’s cumulative total shareholder return on its Common Stock for the five-year period ended December 31, 2004 to the cumulative total return of the Standard and Poor’s 500 Stock Index (“S&P 500 Index”) and the National Association of Real Estate Investment Trusts Equity Index (“NAREIT Equity Index”) for the same period (total shareholder return equals price appreciation plus dividends). The stock price performance graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 on December 31, 1999 and that all dividends were reinvested. The stock price performance shown in the graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return

Public Storage, Inc., S&P 500 Index and NAREIT Equity Index

December 31, 1999 - December 31, 2004

AUDIT COMMITTEE REPORT

The Board of Directors believes that each of the three directors comprising the Audit Committee of the Board of Directors of the Company qualifies as independent under the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board of Directors, and was most recently amended and restated in March 2005 (attached as Exhibit A). The members of the Audit Committee are Robert J. Abernethy (chairman), John T. Evans and Daniel C. Staton. Under authority granted by the Board of Directors, the Audit Committee appoints the Company’s independent registered public accounting firm and approves the audit and non-audit services furnished by the Company’s independent registered public accounting firm. The Audit Committee also has the authority to consult outside legal, accounting or other advisors as the Audit Committee deems necessary.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, and has reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the firm’s independence.

Based on the foregoing and the Audit Committee’s discussions with management and the independent registered public accounting firm, the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Robert J. Abernethy (Chairman)
John T. Evans
Daniel C. Staton

PROPOSAL NO. 2

APPROVAL OF THE

PUBLIC STORAGE, INC

PERFORMANCE-BASED COMPENSATION PLAN

FOR COVERED EMPLOYEES

Effective January 1, 2005, the Compensation Committee adopted the Public Storage, Inc. Performance-Based Compensation Plan for Covered Employees (the “Performance-Based Plan”). At the annual meeting, shareholders are being asked to approve the Performance-Based Plan which is designed to permit certain compensation payable to covered Company executive officers to qualify as deductible performance-based compensation for federal income tax purposes.

Summary of the Performance-Based Plan

Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid by a publicly-held corporation to each of its “covered employees” (the CEO and four other highest paid employees as reported for securities law purposes). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Qualified performance-based compensation by the Company must be paid solely on account of the attainment of one or more objective performance measures established in writing by the Compensation Committee while the attainment of such measures is substantially uncertain as provided by applicable regulatory or other guidance.

General

The Performance-Based Plan is designed to permit the Compensation Committee to make awards to Company executives that will qualify as performance-based compensation in order to allow the Company a full income tax deduction for that compensation. Under the Performance-Based Plan, if predetermined business performance measures to be set by the Compensation Committee are satisfied, bonuses may be awarded. The Performance-Based Plan generally will be administered in 12-month performance periods, which coincide with each calendar year. The executives’ base compensation will not be dependent upon satisfying the performance measures under the Performance-Based Plan and they also may be paid other compensation that is not governed by the Performance-Based Plan.

Administration

The Compensation Committee will administer the Performance-Based Plan and has full power to interpret and administer the Performance-Based Plan.

Participation and Eligibility

The Compensation Committee will designate the plan participants for each performance period. Persons employed by Company or one of its affiliates who are, or are reasonably expected to be, “covered employees” within the meaning of Code Section 162(m), are eligible to be designated by the Compensation Committee as a participant in the Performance-Based Plan.

A plan participant will forfeit any bonus for a performance period during which such participant is involuntarily terminated by the Company for cause or voluntarily terminates his or her employment with the Company for reasons other than death, permanent and total disability or retirement, unless the Compensation Committee determines otherwise.

Plan Operation

The Performance-Based Plan generally will be administered in 12-month performance periods that coincide with each calendar year. The performance-based bonus is an amount that may be paid if applicable performance measure or measures are met in the performance period. The bonus may be paid in cash and/or restricted stock units granted in accordance with the Company’s 2001 stock option and incentive plan. The maximum cash performance-based bonus will be equal to a fixed percentage of the plan participant’s base salary. The Compensation Committee will determine the fixed percentage by the 90th day of the performance period. For 2005 this fixed percentage is 200% of each plan participant’s base salary.

By the 90th day of each performance period, the Compensation Committee will determine who will participate in the Performance-Based Plan and for each plan participant:

•	the applicable performance measure or measures, which could be based on net income, funds from operations, funds available for distribution, revenues, earnings per share, return on assets, return on equity, return on invested capital, operational efficiency measures, rental income, move-in activity and occupancy level of same-store properties, ratio of earnings to fixed charges, price of the Company’s common stock and level of acquisition and development activity (these business criteria may apply to an individual, a business unit or the Company as a whole, and need not be based on an increase or positive result under the business criteria selected);

•	the percentages to be allocated for each performance measure, if more than one; and

•	the maximum bonus.

Under the Performance-based Plan, the maximum annual cash bonus that may be granted to any covered employee is limited to $1,500,000, and the maximum annual award of restricted stock units that may be granted to any covered employee is limited to 50,000 units. A covered employee may receive an annual cash bonus, an annual award of restricted stock units, or both.

Following the end of each performance period, the Compensation Committee will determine the actual performance results for each performance measure and the maximum amount, if any, which each plan participant could receive based on the percentage allocated by the Compensation Committee to each performance measure (if more than one is used) for each plan participant. If the relevant performance measures are not achieved, the plan participant will not receive any bonus or will receive only a portion of the target bonus as to which performance measures were achieved. In determining the actual amount of bonuses to be paid under the Performance-Based Plan, the Compensation Committee has the discretion to reduce or eliminate to zero prior to payment the amount of any bonus, taking into account the objective or subjective factors the Compensation Committee deems appropriate.

Amendment and Termination of the Plan

The Compensation Committee may amend, suspend or terminate the Performance-Based Plan at any time and for any reason.

The foregoing is only a summary of the Performance-Based Plan and is qualified in its entirety by reference to its full text, a copy of which is attached as Exhibit B to this proxy statement.

Federal Income Tax Considerations

All amounts paid under the Performance-Based Plan will be taxable income to the employee when paid (and for restricted stock units, generally when the shares are delivered and not subject to further restriction). The Company will be entitled to a federal income tax deduction for all amounts paid under the Performance-Based Plan if the plan is approved by shareholders and meets the other requirements of Code Section 162(m).

2005 Performance Measures and Estimated Bonuses

The Compensation Committee has determined that, provided the Company’s shareholders approve the Performance-Based Plan, current participants would be eligible to receive a fixed dollar maximum bonus for calendar year 2005 as described below based on the achievement of three goals related to (i) FFO (funds from operations), (ii) revenues, and (iii) the Company’s FAD (funds available for distribution). The following table shows the range of bonuses payable under the Performance-Based Compensation Plan during 2005 to the current participants.

	Cash Bonus		Restricted Stock Units
Name	Minimum	Maximum	Minimum	Maximum
Ronald L. Havner, Jr.	0	$1,300,000	0	0
John Reyes	0	600,000	0	20,000
John S. Baumann	0	400,000	0	10,000
John E. Graul	0	600,000	0	20,000

Other than Mr. Havner, none of the Company’ directors is eligible to participate in the Performance-Based Plan.

Required Vote

Approval of the Performance-Based Plan requires approval by a majority of the votes represented at the meeting and entitled to vote. For these purposes, an abstention or broker non-vote will not be treated as a vote cast.

The Board of Directors recommends you vote FOR this proposal.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors, under authority granted by the Board of Directors, has appointed Ernst & Young LLP, as its independent registered public accounting firm, to audit the accounts of the Company for the fiscal year ending December 31, 2005.

The Company’s bylaws do not require that shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Company is asking its shareholders to ratify this appointment because it believes such a proposal is a matter of good corporate practice. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

It is anticipated that representatives of Ernst & Young LLP, which has acted as the independent registered public accounting firm for the Company since the Company’s organization in 1980, will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate inquiries of the shareholders or their representatives.

Fees Billed to the Company by Ernst & Young LLP for 2004 and 2003

The following table shows the fees billed or expected to be billed to the Company by Ernst & Young for audit and other services provided for fiscal 2004 and 2003:

	2004	2003
Audit Fees (1)	$581,300	$369,400
Audit-Related Fees	0	0
Tax Fees (2)	546,300	615,700
All Other Fees	0	0

Total	$1,127,400	$985,100

(1)	Audit Fees represent fees for professional services provided in connection with the audits of the Company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the Company’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements and securities offerings.
(2)	During 2003, all of the tax services consisted of federal and state income tax return preparation. During 2004, $12,200 of the tax services were for tax planning, primarily related to acquisitions.

The Audit Committee has adopted a pre-approval policy relating to any services provided by the Company’s independent registered public accounting firm. Under this policy the Audit Committee of the Company pre-approves all services performed by Ernst & Young LLP, including those listed above. At this time, the Audit Committee has not delegated pre-approval authority to any member or members of the Audit Committee.

Required Vote

Ratification of the appointment of Ernst & Young LLP requires approval by a majority of the votes represented at the meeting and entitled to vote. For these purposes, an abstention or broker non-vote will not be treated as a vote cast.

The Board of Directors recommends you vote FOR this proposal.

ANNUAL REPORT

The Company has filed, for its fiscal year ended December 31, 2004, an Annual Report on Form 10-K with the Securities and Exchange Commission, together with applicable financial statements and schedules thereto. A copy of the Annual Report on Form 10-K with certain exhibits is included in the 2004 Annual Report mailed to stockholders together with this proxy statement. The Annual Report on Form 10-K may also be found on the Company’s website, www.publicstorage.com. The Company will furnish without charge upon written request of any shareholder as of March 23, 2005 another copy of the 2004 Form 10-K, including financial statements and any schedules. Upon written request and payment of a copying charge of 15 cents per page, the Company will also furnish to any shareholder a copy of the exhibits to the Annual Report. Requests should be addressed to: David Goldberg, Secretary, Public Storage, Inc., 701 Western Avenue, Glendale, California 91201-2349.

EXPENSES OF SOLICITATION

The Company will pay the cost of soliciting proxy/instruction cards. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and its affiliates may solicit the return of proxy/instruction cards by telephone, telegram, personal interview or otherwise. The Company may also reimburse brokerage firms and other persons representing the beneficial owners of the Company’s stock for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Shareholder Communications Corporation, New York, New York may be retained to assist the Company in the solicitation of proxy/instruction cards, for which Shareholder Communications Corporation would receive normal and customary fees and expenses from the Company estimated at $25,000.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT 2006 ANNUAL MEETING

Any proposal that a holder of Common Stock or Depositary Shares wishes to submit for inclusion in the Company’s Proxy Statement for the 2006 Annual Meeting of Shareholders (“2006 Proxy Statement”) pursuant to Securities and Exchange Commission Rule 14a-8 must be received by the Company no later than December 12, 2005. In addition, notice of any proposal that a holder of Common Stock or Depositary Shares wishes to propose for consideration at the 2006 Annual Meeting of Shareholders, but does not seek to include in the Company’s 2006 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no later than February 26, 2006 if the proposing holder of Common Stock or Depositary Shares wishes for the Company to describe the nature of the proposal in its 2006 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the Company in connection with the 2006 Annual Meeting of Shareholders should be addressed to: Secretary, Public Storage, Inc., 701 Western Avenue, Glendale, California 91201-2349.

OTHER MATTERS

The management of the Company does not intend to bring any other matter before the meeting and knows of no other matters that are likely to come before the meeting. If any other matters properly come before the meeting, the persons designated as proxies in the accompanying proxy/instruction card and the Trustee will vote the shares of Common Stock represented thereby, if any, and the Depositary will vote the Equity Stock underlying the Depositary Shares represented thereby, if any, in accordance with their best judgment on such matters.

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed stamped envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By Order of the Board of Directors

David Goldberg, Secretary

Glendale, California

April 5, 2005

Exhibit A

PUBLIC STORAGE, INC.

CHARTER OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Adopted by the Board of Directors on March 3, 2005

1. The Audit Committee of the Board of Directors (the “Board”) shall consist of at least three members, as determined by the Board, each of whom shall (1) be “independent” as that term is defined in Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the requirements of the New York Stock Exchange (“NYSE”) and (2) meet the other requirements of the Exchange Act and the Commission and the other requirements of the NYSE. At least one member shall be an “audit committee financial expert” as defined in the rules and regulations of the Commission and any similar exchange requirements of the NYSE. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board has determined that such simultaneous service would not impair the ability of that member to effectively serve on the Company’s Audit Committee.

2. The purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities for oversight of the effectiveness of the accounting and financial reporting processes of the Company and audits of its financial statements, including:

•	the integrity of the Company’s financial statements,

•	the Company’s compliance with legal and regulatory requirements,

•	the independent registered public accountants’ qualifications, independence and performance and

•	the scope and results of internal audits, the Company’s internal controls over financial reporting and the performance of the Company’s internal audit function.

The Audit Committee shall also prepare the report that the Commission’s rules require be included in the Company’s annual proxy statement.

The Audit Committee however is not responsible for planning or conducting audits or determining whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. These are responsibilities of the Company’s independent registered public accountants or management, respectively.

3. To carry out its purpose, the Audit Committee shall have the following duties and responsibilities:

Relationship with Independent Registered Public Accountants

•	to retain an independent “registered public accounting firm” (as that term is defined in Section 2(a) of the Sarbanes-Oxley Act of 2002) to serve as the Company’s independent registered public accountants, provide for the compensation of the independent registered public accountants, oversee the work of any accounting firm employed by the Company (including resolution of any disagreements between management and the independent registered public accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, evaluate the performance of the independent registered public accountants and, if so determined by the Audit Committee, replace the independent registered public accountants, it being acknowledged that the independent registered public accountants are ultimately accountable to the Board and the Audit Committee, as representatives of the shareholders;

•	to obtain and review, at least annually, a report by the independent registered public accountants describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent registered public accountants and the Company;

•	to evaluate, at least annually, the independent registered public accountants’ qualifications, performance and independence, including a review and evaluation of the lead partner of the independent registered public accountants, and consider whether, in order to assure continuing independence, there should be regular rotation of the independent registered public accountants;

•	to set hiring policies for employees or former employees of the independent registered public accountants;

•	to approve, in advance of their performance, all audit services (which may entail providing comfort letters in connection with securities underwritings) and non-audit services (including tax services) to be provided to the Company by its independent registered public accountants, provided that the Audit Committee shall not approve any of the following non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption: (a) bookkeeping or other services related to the accounting records or financial statements of the Company; (b) financial information systems design and implementation; (c) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (d) actuarial services; (e) internal audit outsourcing services; (f) management functions or human resources; (g) broker or dealer, investment adviser, or investment banking services; (h) legal services and expert services unrelated to the audit; and (i) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible;

Financial	Statements and Disclosure Matters

•	to ensure the receipt of, and evaluate the written disclosures and the letter that the independent registered public accountants submits to the Audit Committee regarding the independent registered public accountants’ independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the independent registered public accountants, oversee the independence of the independent registered public accountants and, if so determined by the Audit Committee in response to such reports, take appropriate action to address issues raised by such evaluation;

•	to meet with management and the independent registered public accountants to review and discuss the annual financial statements and the report of the independent registered public accountants thereon (including (i) discussion of any matters required to be communicated to the Committee by the independent registered public accountants under the standards of the Public Company Accounting Oversight Board (PCAOB) and (ii) review of the specific disclosures under management’s discussion and analysis of financial condition and results of operations), and to review any significant problems or difficulties encountered in the course of the audit work, including: restrictions on the scope of activities; access to requested information; the adequacy of internal financial controls; the adequacy of the disclosure of off-balance sheet transactions, arrangements, obligations and relationships in reports filed with the Commission; the appropriateness of the presentation of any pro forma financial information included in any report filed with the Commission or in any public disclosure or release, and disclosures made in management’s discussion and analysis of financial condition and results of operations;

•	to meet with management and the independent registered public accountants to review and discuss the Company’s quarterly financial statements to be included in the Form 10-Q (including (i) discussion of any matters required to be communicated to the Committee by the independent registered public accountants under the standards of the PCAOB and (ii) review of the specific disclosures under management’s discussion and analysis of financial condition and results of operations) prior to filing and preferably prior to the public announcement of quarterly financial results;

•	to discuss generally earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and any earnings guidance provided to analysts and rating agencies;

•	to instruct the independent registered public accountants to report to the Audit Committee on all critical accounting policies of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accountants, and other material written communications between the independent registered public accountants and management, such as any management letter or schedule of unadjusted differences;

•	following such review and discussions, if so determined by the Audit Committee, to recommend to the Board that the annual financial statements be included in the Company’s Annual Report on Form 10-K;

•	to review and discuss major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, analyses prepared by management and/or the independent registered public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements;

•	to instruct the independent registered public accountants and the internal auditors to advise the Committee if there are any subjects that require special attention;

•	to review any disclosures made to the Audit Committee by the Company’s CEO and CFO as required in their certifications included in Form 10-Q and Form 10-K about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud that involves management or other employees who have a significant role in its internal controls;

•	to review the management letter delivered by the independent registered public accountants in connection with the audit;

General	Oversight

•	to review and discuss guidelines and policies with respect to risk assessment and management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	to meet periodically with management, the internal auditor and the independent registered public accountants in separate executive sessions;

•	to obtain and review periodic reports on the internal auditor’s significant recommendations to management and management’s responses;

•	to review and discuss with the independent registered public accountants the responsibilities, budget and staffing of the Company’s internal audit function;

•	to conduct or authorize such inquiries into matters within the Audit Committee’s scope of its duties as the Audit Committee deems appropriate;

•	to establish procedures for the receipt, retention and treatment of any complaints received by the Company regarding its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	to review and approve all related party transactions unless approved by the Board (with the interested directors abstaining) or by another independent committee of the Board;

•	to perform such other functions as assigned by law, the Company’s bylaws or the Board; and

•	to make reports of its activities to the Board on a regular basis, including reporting its conclusions with respect to the independence of the independent registered public accountants, and reviewing with the Board any issues that arise with respect to the quality or integrity of the financial statements, the Company’s compliance with legal or regulatory requirements, the performance of the independent registered public accountants or the performance of the internal audit function, and make such recommendations with respect to such matters as the Audit Committee may deem necessary or appropriate.

4. The members of the Audit Committee shall be appointed by the Board on recommendation of the Nominating/Corporate Governance Committee. Audit Committee members may be replaced by the Board. A chair shall be appointed by the Board or by the Audit Committee.

5. The Audit Committee shall meet at least quarterly and as often as deemed necessary to fulfill its responsibilities. The Audit Committee shall act by majority vote of its members. Minutes of meetings of the Audit Committee shall be kept and copies provided to the Board.

6. The Audit Committee shall meet regularly with the financial officers of the Company, the independent registered public accountants, the internal auditor and such other officers of the Company as it deems appropriate.

7. The Audit Committee shall have the resources and authority appropriate to carry out its duties, including the authority to engage independent counsel and other advisors and to cause the officers of the Company to provide such funding as it determines is appropriate for payment of compensation to the independent registered public accountants, independent counsel and any other advisors employed by the Audit Committee. Any payment or commitment, other than in respect of the Company’s independent registered public accountants, that involves $50,000 or more shall require prior approval of the Board.

8. The Audit Committee may delegate to a designated member or members the authority to approve, as required by Section 10A(i) of the Exchange Act, any audit and non-audit services to be provided to the Company by its independent registered public accountants, so long as any such approvals are disclosed to the Audit Committee at its next scheduled meeting.

9. The Audit Committee shall, at least annually, evaluate its performance, review and reassess this Charter, and recommend any changes in this Charter to the Board.

EXHIBIT B

PUBLIC STORAGE, INC.

PERFORMANCE-BASED COMPENSATION PLAN

FOR COVERED EMPLOYEES

Effective January 1, 2005

1. Purpose. The purpose of the Public Storage, Inc. Performance-Based Compensation Plan for Covered Employees is to permit certain compensation payable to covered employees of Public Storage, Inc. and its subsidiaries to qualify as deductible performance-based compensation for federal income tax purposes.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) an entity that, directly or indirectly, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(b) “Base Pay” shall mean the annual base rate of cash compensation, excluding bonuses.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Bonus” shall mean a cash payment or award of Restricted Stock Units to a Participant, which may be in addition to Base Pay, made pursuant to the Plan with respect to a particular Performance Period. The amount of a Bonus may be less than or equal to the Bonus Potential.

(e) “Bonus Potential” shall mean the Bonus amount that may be paid in cash and/or Restricted Stock Units if 100% of applicable Performance Measures are achieved in the Performance Period. The cash portion of the Bonus Potential shall be equal to a fixed percentage of the Participant’s Base Pay for such Performance Period.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Committee designated pursuant to Section 4 of the Plan.

(h) “Company” shall mean Public Storage, Inc., a California corporation.

(i) “Covered Employee” shall mean at any date, as determined by the Committee in its sole discretion, any individual who with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Code Section 162(m) or who is reasonably expected to be such a “covered employee” with respect to the then current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Bonus will be paid.

(j) “Fiscal Year” shall mean the twelve-month period from January 1 through December 31.

(k) “Participant” shall mean each Covered Employee of the Company in active service as designated by the Committee as eligible for participation in the Plan and who is selected by the Committee for participation in the Plan prior to the Predetermination Date.

(l) “Performance Measures” shall mean, on a GAAP or non-GAAP basis, any of the following measurable criteria tied to the Company’s performance that the Committee may determine, including but not limited to net income, funds from operations, funds available for distribution, revenues, earnings per share, return on assets, return on equity, return on invested capital, operational efficiency measures, rental income, move-in activity and occupancy level of same-store properties, ratio of earnings to fixed charges, price of the Company’s common stock and level of acquisition and development activity. Performance Measures may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected.

(m) “Performance Period” shall mean a twelve-month period of time based upon the Company’s Fiscal Year, or such other time period as shall be determined by the Committee.

(n) “Plan” shall mean the Public Storage, Inc. Performance-Based Compensation Plan for Covered Employees, as amended from time to time.

(o) “Predetermination Date” shall mean (i) the earlier of a date 90 days after the commencement of the Performance Period, or a date not later than the expiration of 25% of the Performance Period, provided that the satisfaction of selected Performance Measures is substantially uncertain at such time as determined in accordance with applicable Treasury Regulations or governing precedent, or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

(p) “Restricted Stock Units” shall mean restricted stock units granted in accordance with the Public Storage, Inc. 2001 Stock Option and Incentive Plan or a successor or replacement of such plan.

3. Eligibility. Any Covered Employee employed by the Company or any of its Affiliates during a Performance Period and in active service is eligible to be a Participant under the Plan for such Performance Period, whether or not so employed or living at the date a Bonus is paid, and may be considered by the Committee for a Bonus. A Participant is not rendered ineligible to be a Participant by reason of being a member of the Board. Notwithstanding any other provision of this Plan to the contrary, the Committee shall have sole discretion to designate or approve the Participants for any given Performance Period.

4. Administration.

(a) Unless otherwise designated by the Board, the Compensation Committee of the Board shall be the Committee under the Plan and it shall have at least two members. A director may service as a member or an alternate member of the Committee only during periods in which the director is an “outside director” as described in Code Section 162(m). Subsequent determination that a member or alternate member of the Committee was not an “outside director” shall not invalidate the actions taken by the Committee during such period. The Committee shall have full power and authority to construe, interpret and administer the Plan. It may issue rules and regulations for administration of the Plan and shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum and all decisions of the majority of the members of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, employees and Participants.

(b) The expenses of the administration of the Plan shall be borne by the Company.

5. Term. Subject to Section 10(l), the Plan shall be effective as of January 1, 2005, and shall be applicable for 2005 and future Fiscal Years of the Company unless amended or terminated by the Board or the Committee pursuant to Section 10(e).

6. Determination of Plan Participants, Performance Measures and Bonus Potential. Prior to the Predetermination Date, the Committee shall designate or approve (a) the Participants, (b) the applicable Performance Measure or Measures (and the percentages allocated to each Participant for each Performance Measure, if more than one) for each Participant; (c) the Bonus Potential for each Participant (including the amounts potentially payable in cash and/or Restricted Stock Units) and (d) the Performance Period. In addition, notwithstanding the foregoing, all Performance Measure(s) shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine at the end of the Performance Period whether performance results with respect to such Performance Measure(s) have been achieved.

7. Amount of Bonus.

(a) Calculation. Within 90 days after the end of the relevant Performance Period, the Committee shall determine the amount of the actual Bonus Potential for each Participant by:

(i) Determining the actual performance results for each Performance Measure; and

(ii) Determining the maximum amount to which each Participant would be entitled based on the percentage allocated by the Committee to each Performance Measure, if more than one.

(b) Committee Negative Discretion. The actual Bonus Potential calculated for each Participant pursuant to Section 7(a) shall represent the maximum award for the Participant under the Plan for the relevant Performance Period. Notwithstanding any other provision of this Plan, the Committee may, in the exercise of its sole discretion and based on any factors the Committee deems appropriate, reduce or eliminate to zero the amount of a Bonus to a Participant otherwise calculated in accordance with the provisions of Section 7(a). The Committee shall make a determination of whether and to what extent to reduce Bonuses under the Plan for each Performance Period at such time or times following the close of the Performance Period as the Committee shall deem appropriate. Any reduction in the amount of a Bonus to a Participant for a Performance Period shall have no effect on the amount of the Bonus to any other Participant for such period.

(c) Fixed Maximum. Notwithstanding any other provision of this Plan, the maximum cash Bonus that may be paid to a Participant under the Plan with respect to a particular Performance Period is $1,500,000 and the maximum award of Restricted Stock Units that may be granted to a Participant under the Plan with respect to a particular Performance Period is limited to 50,000 Restricted Stock Units. To the extent the period of time defining a Performance Period is changed by the Committee from the initially established twelve-month period, then the maximum Bonus that may be paid to a Participant under the Plan with respect to the changed Performance Period will be an amount that bears the same relationship to the new period of time as the above amount bears to the initial twelve-month Performance Period.

(d) Bonus Determination and Certification. Within 90 days after the end of the relevant Performance Period, as set forth in Section 7(a) to (c) above, the Committee shall determine the amount of the actual Bonus for each Participant, and prior to payment of any such amounts, shall certify by resolution duly adopted by the Committee the value of the Bonus for each Participant so determined.

8. Payment of Bonuses.

(a) Payment of a cash Bonus and award of Restricted Stock Units as a Bonus to a Participant shall be effected as soon as practicable after determination of and certification of the amount of the Bonus under Section 7 above.

(b) The payment of a Bonus with respect to a specific Performance Period requires that the employee be on the Company’s payroll as of the end of such Performance Period, except to the extent that the Committee determines otherwise and except as provided in Section 9 below.

(c) Payments of Bonuses to Participants who are on the payroll of Affiliates of the Company shall, as determined by the Committee, be paid by or appropriately allocated to such entities.

9. Termination. Unless the Committee determines otherwise, a Participant will forfeit any Bonus for a Performance Period during which a Participant is involuntarily terminated for cause or voluntarily terminates his or her employment with the Company for reasons other than death, permanent and total disability, or retirement at the age and service-year set by the Company or the local law requirements where the Participant is employed.

10. Miscellaneous.

(a) No Assignment. No portion of any Bonus under the Plan may be assigned or transferred other than by will or the laws of descent and distribution prior to the payment thereof.

(b) Tax Requirements. All payments made pursuant to the Plan shall be subject to all applicable taxes or contributions required by U.S. federal or state law or by non-U.S. local law to be paid or withheld, and Participants shall pay to the Company or relevant tax authorities all amounts determined to be reasonably necessary to satisfy any such obligations, all in accordance with the procedures to be established by the Committee.

(c) No Additional Participant Rights. The selection of an individual for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company or any of its Affiliates, and the right of the Company and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under the Plan, except as otherwise provided for herein, or to continued participation under the Plan. There is no obligation for uniformity of treatment of Participants under the Plan. The benefits provided for Participants under the Plan shall be in addition to, and shall in no way preclude other forms of compensation to, or in respect of, such Participants. It is expressly agreed and understood that the employment is terminable at the will of either party and, if such Participant is a party to an employment contract with the Company or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment contract.

(d) Liability. The Board and Committee shall be entitled to rely on the advice of counsel and other experts, including the independent registered public accountants for the Company. No member of the Board or of the Committee, any officers of the Company or its Affiliates or any of their designees shall be liable for any act or failure to act under the Plan, except in circumstances involving bad faith on the part of such member, officer or designee.

(e) Amendment; Suspension; Termination. The Board or Committee may, at any time and from time to time, amend, suspend or terminate the Plan or any part of the Plan as it may deem proper and in the best interests of the Company. In the case of Participants employed outside the United States, the Board, the Committee or their designees may vary the provisions of the Plan as deemed appropriate to conform with local laws, practices and procedures. In addition, the Chief Executive Officer or the Chief Legal Officer of the Company is authorized to make certain minor or administrative changes required by or made desirable by government regulation. Any modification of the Plan may affect present and future Participants and the amount of any Bonus hereunder.

(f) Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate of the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

(g) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of California and applicable federal law.

(h) No Trust. Neither the Plan nor any Bonus shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. To the extent that the Participant acquires a right to receive payments from the Company in respect of any Bonus, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Section 162(m). All payments under this Plan are designed to satisfy the special requirements for performance-based compensation set forth in Code Section 162(m)(4)(C), and the Plan shall be so construed. Furthermore, if a provision of the Plan causes a payment to fail to satisfy these special requirements, it shall be deemed amended to satisfy the requirements to the extent permitted by law and subject to Committee approval.

(j) Designation of Beneficiaries. A Participant may, if the Committee permits, designate a beneficiary or beneficiaries to receive all or part of the Bonus which may be paid to the Participant, or may be payable, after such Participant’s death. A designation of beneficiary shall be made in accordance with procedures specified by the Company and may be replaced by a new designation or may be revoked by the Participant at any time. In case of the Participant’s death, a Bonus with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be paid to the designated beneficiary or beneficiaries. Any Bonus granted or payable to a Participant who is deceased and not subject to such a designation shall be distributed to the Participant’s estate. If there shall be any question as to the legal right of any beneficiary to receive a Bonus under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company or its Affiliates shall have no further liability to anyone with respect to such amount.

(k) Effect of Bonuses on Other Company Benefits. It is the intent of the Company that to the extent other Company benefits payable or accruable to Participants are based on a Participant’s earnings or compensation level, those other benefits shall be based on Base Pay (and shall not take into account Bonuses), unless the Committee determines otherwise.

(l) Shareholder Approval. Adoption of this Plan is subject to the approval of the Company’s shareholders, who will be asked to approve the Plan to the extent necessary to allow the Company under Code Section 162(m) to preserve the tax deductibility of payments for performance-based compensation made under the Plan. Plan amendments shall require shareholder approval only if, and to the extent required by, Section 162(m) of the Code, other applicable law or the applicable rules of any applicable stock exchange.

PROXY/INSTRUCTION CARD

PUBLIC STORAGE, INC.

701 Western Avenue

Glendale,

California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned, a record holder of Common Stock of Public Storage, Inc. and/or a record holder of Depositary Shares (“Depositary Shares”) Each Representing 1/1,000 of a Share of Equity Stock, Series A (“Equity Stock”) of Public Storage, Inc. and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Harvey Lenkin, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on March 23, 2005, at the Annual Meeting of Shareholders to be held on May 5, 2005 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs EquiServe Trust Company, N. A. (the “Depositary”), through its nominee(s), to vote or execute proxies to vote, as instructed below, all Equity Stock underlying the Depositary Shares held of record by the undersigned on March 23, 2005, at the Annual Meeting and any adjournments thereof, and/or (iii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on March 23, 2005, at the Annual Meeting and any adjournments thereof, and/or (iv) authorizes and directs the Trustee to instruct (in person or by proxy) the Depositary to vote or execute proxies to vote, as instructed below, all Equity Stock underlying the Depositary Shares credited to the undersigned’s account under the 401(k) Plan on March 23, 2005, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Depositary and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES, THE DEPOSITARY AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK AND EQUITY STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK AND/OR DEPOSITARY SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK, AND/OR THE DEPOSITARY WILL VOTE THE EQUITY STOCK UNDERLYING SUCH DEPOSITARY SHARES, FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK AND/OR DEPOSITARY SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK, AND/OR THE TRUSTEE WILL INSTRUCT THE DEPOSITARY TO VOTE THE EQUITY STOCK UNDERLYING SUCH DEPOSITARY SHARES, FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2 AND 3. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

1

☒ Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO EQUISERVE, SHAREHOLDER SERVICES DIVISION, P.O. BOX 8069, EDISON, NJ 08818.

1.	Election of Directors

Nominees: B. Wayne Hughes, Ronald L. Havner, Jr., Harvey Lenkin, Robert J. Abernethy, Dann V. Angeloff, William C. Baker, John T. Evans, Uri P. Harkham, B. Wayne Hughes, Jr. and Daniel C. Staton.

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES

☐	For all nominees except as noted above

2.	Approval of the Company’s Performance-Based Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Ratification of appointment of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of Public Storage, Inc. for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Other matters: In their discretion, the Proxies and/or the Depositary and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND
NOTE AT LEFT ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 5, 2005.

Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Signature:	Date:	Signature:	Date: